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                                                                     Exhibit 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       of

                           DICK'S SPORTING GOODS, INC.



                  DICK'S SPORTING GOODS, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the "Corporation"), hereby certifies pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "General Corporation Law") as follows:

                  FIRST: The Corporation's name is Dick's Sporting Goods, Inc. and it was originally incorporated under the name "Dick's Clothing & Sporting Goods, Inc."

                  SECOND: The Certificate of Incorporation of the Corporation was filed with the Secretary of State on November 25th, 1996 and was amended on April 26th, 1999, amended further on June 2, 1999 and amended further on January 30, 2002.

                  THIRD: This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of the Corporation, as previously amended and now in effect and shall become effective at 9:00 am (Wilmington, Delaware time) on October 18, 2002. This Amended and Restated Certificate of Incorporation was adopted by the Board of Directors and Stockholders of the Corporation entitled to vote in respect thereof in the manner and by the vote prescribed by Sections 228 and 242 of the General Corporation Law to read as follows:

         1. Name. The name of the corporation is Dick's Sporting Goods, Inc. (the "Corporation").


         2. Address; Registered Office and Agent. The address of the Corporation's registered office is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware; 19808 and its registered agent at such address is Corporation Service Company.

         3. Purposes. The purpose of the Corporation is to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the General Corporation Law.

         4. Capital Stock.

                  4.1. Authorized Capital Stock. The total number of shares of stock that the Corporation shall have the authority to issue is one hundred twenty five million (125,000,000) shares, consisting of (a) five million (5,000,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), issuable in one or more series as hereinafter provided (b) one hundred million (100,000,000) shares of Common Stock, par value $.01 per share (the " Common Stock") and (b) twenty million (20,000,000) shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"). The number of authorized shares of any



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class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the General Corporation Law or any corresponding provision hereinafter enacted.

                  4.2. Terms of Common Stock. All shares of Common Stock will be identical in all respects and will entitle the holders thereof to the same rights, privileges and preferences, except as otherwise provided herein.

                           (a) Voting Rights. The holders of shares of Common
Stock shall have the following voting rights:

                                    (i) Each share of Common Stock shall entitle
the holder thereof to one vote in person or by proxy on all matters submitted to a vote of the stockholders of the Corporation.

                                    (ii) Except as required by applicable law,
the holders of shares of Common Stock shall vote together with the holders of Class B Common Stock as one class on all matters submitted to a vote of stockholders of the Corporation (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock and Class B Common Stock, as a single class with such holders of shares of Preferred Stock).

                           (b) Dividends and Distributions.

                           Subject to the preferences applicable to Preferred
Stock outstanding and subject to 4.3(b) if any shares of Class B Common Stock are outstanding, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore.

                  4.3. Terms of Class B Common Stock. All shares of Class B Common Stock will be identical in all respects and will entitle the holders thereof to the same rights, privileges and preferences, except as otherwise provided herein.

                           (a) Voting Rights. The holders of shares of Class B
Common Stock shall have the following voting rights:

                                    (i) Each share of Class B Common Stock shall
entitle the holder thereof to ten votes in person or by proxy on all matters submitted to a vote of the stockholders of the Corporation.

                                    (ii) Except as required by applicable law,
the holders of shares of Class B Common Stock and Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock and Class B Common Stock, as a single class with such holders of shares of Preferred Stock).



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                           (b) Dividends and Distributions.

                           Subject to the preferences applicable to Preferred
Stock outstanding at any time and to the provisions of this Section 4.3(b), the holders of shares of Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore. The Corporation shall not (1) pay dividends or make distributions to any holders of Common Stock unless simultaneously with such dividend or distribution, as the case may be, the Corporation makes the same dividend or distribution with respect to each outstanding share of Class B Common Stock or (2) pay dividends or make distributions to any holders of Class B Common Stock unless simultaneously with such dividend or distribution, as the case may be, the Corporation makes the same dividend or distribution with respect to each outstanding share of Common Stock; provided, however, in the case of dividends or other distributions payable in Common Stock or Class B Common Stock, including distributions pursuant to stock splits or divisions of Common Stock or Class B Common Stock, only shares of Common Stock shall be distributed with respect to Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock and the number of shares of Common Stock payable per share of outstanding Common Stock shall equal the number of shares of Class B Common Stock payable per share of outstanding Class B Common Stock. In the case of dividends or other distributions consisting of other voting securities of the Corporation or of voting securities of any corporation which is a wholly-owned subsidiary of the Corporation, the Corporation shall declare and pay such dividends in two separate classes of such voting securities, identical in all respects, except that (i) the voting rights of each such security paid to the holders of Common Stock shall be one-tenth of the voting rights of each such security paid to the holders of Class B Common Stock, and (ii) such security paid to the holders of Class B Common Stock shall convert into the security paid to the holders of Common Stock upon the same terms and conditions applicable to the conversion of Class B Common Stock into Common Stock and shall have the same restrictions on ownership applicable to the Class B Common Stock. In the case of dividends or other distributions consisting of securities convertible into, or exchangeable for, voting securities of the Corporation or voting securities of another corporation which is a wholly-owned subsidiary of the Corporation, the Corporation shall provide that such convertible or exchangeable securities and the underlying securities be identical in all respects (including, without limitation, the conversion or exchange rate), except that (i) the voting rights of each security underlying the convertible or exchangeable security paid to the holders of Common Stock shall be one-tenth of the voting rights of each security underlying the convertible or exchangeable security paid to the holders of the Class B Common Stock and (ii) such underlying securities paid to the holders of Class B Common Stock shall convert into the underlying securities paid to the holders of Common Stock upon the same terms and conditions applicable to the conversion of Class B Common Stock into Common Stock and shall have the same restrictions on ownership applicable to the Class B Common Stock.

                           (c) Conversion of Class B Common Stock.

                                    (i) Each holder of Class B Common Stock
shall be entitled to convert, at any time and from time to time, any or all of the shares of such holder's Class B Common Stock as the case may be, on a one-for-one basis, into the same number of fully paid


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and non-assessable shares of Common Stock. Such right shall be exercised by the surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted to the Corporation at any time during normal business hours at the principal executive offices of the Corporation or at the offices of the Transfer Agent, accompanied by a written notice of the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, into an equal number of shares of the Common Stock, and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, duly executed by such holder or such holder's duly authorized attorney, and transfer tax stamps or funds therefore, if required pursuant to section 4.3(c)(vi).

                                    (ii) (A) If, on the record date for any
meeting of stockholders of the Corporation, the number of shares of Class B Common Stock outstanding is less than 1,000,000 (adjusted for any subsequent stock splits, stock dividends, reclassifications, recapitalizations and reverse stock splits and similar transactions), each share of Class B Common Stock then issued or outstanding shall thereupon be converted automatically as of such date into one (1) fully paid and non-assessable share of Common Stock. Upon the making of such determination, notice of such automatic conversion shall be given by the Corporation by means of a press release and written notice to all holders of Class B Common Stock, and shall be given as soon as practicable, and the Secretary of the Corporation shall be instructed to, and shall promptly request from each holder of Class B Common Stock that each such holder promptly deliver the certificate representing each such share of Class B Common Stock to the Corporation for exchange hereunder, together with instruments of transfer, in form satisfactory to the Corporation and Transfer Agent, duly executed by such holder or such holder's duly authorized attorney, and together with transfer tax stamps or funds therefore, if required pursuant to Section 4.3(c)(vi).

                                    (B) Upon the transfer of any shares of Class
B Common Stock to any person other than a Class B Permitted Holder (as defined below), each such share of Class B Common Stock transferred to any person other than a Class B Permitted Holder shall thereupon be converted automatically as of such date into one (1) fully paid and non-assessable share of Common Stock. For the purposes of this Article Four, a "Class B Permitted Holder" shall include only the following persons: (i) Edward W. Stack, Martin Stack, Donna Stack, Kim Myers, Nancy Heichemer, Richard T. Stack and Karin Stack (collectively, the "Stack Family"), and their respective spouses (either former or current), estates, guardians, conservators or committees; (ii) each descendant of a member of the Stack Family (a "Stack Descendant") and their respective spouses (either former or current), estates, guardians, conservators or committees; (iii) each Stack Family Controlled Entity (as defined below); and (iv) the trustees, in their respective capacities as such, of each Stock Family Controlled Trust (as defined below). The term "Stack Family Controlled Entity" means (i) any not-for-profit corporation if at least a majority of its board of directors is composed of Stack Family members and/or Stack Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by Stack Family members or Stack Descendants or their respective spouses (either former or current) or Stack Family Controlled Trusts; (iii) any partnership if at least 80% of the value of its outstanding equity is owned by Stack Family members or Stack Descendants or their respective spouses (either former or current) or Stack Family Controlled Trusts and (iv) any limited liability or similar company if at least 80% of the economic interest of the Company is



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owned by Stack Family members or Stack Descendants or their respective spouses
(either former or current) or Stack Family Controlled Trusts. The term "Stack Family Controlled Trust" includes trusts the primary beneficiaries of which are members of the Stack Family, Stack Descendants, spouses (either current or former) of Stack Family members or Stack Descendants and their respective estates, guardians, conservators or committees and/or charitable organizations (collectively, "Stack Beneficiaries"), provided that if the trust is a wholly charitable trust, at least 80% of the trustees of such trust consist of Stack Family members or Stack Descendants. For purposes of this provision, the primary beneficiaries of a trust will be deemed to be Stack Beneficiaries if, under the maximum exercise of discretion by the trustee in favor of persons who are not Stack Beneficiaries, the value of the interests of such persons in such trust, computed actuarially, is 50% or less. The factors and methods prescribed in section 7520 of the Internal Revenue Code of 1986, as amended, for use in ascertaining the value of certain interests shall be used in determining a beneficiary's actuarial interest in a trust for purposes of applying this provision. For purposes of this provision, the actuarial value of the interest in a trust of any person in whose favor a testamentary power of appointment may be exercised shall be deemed to be zero. For purposes of this provision, in the case of a trust created by a Stack Descendant, the actuarial value of the interest in such trust of any person who may receive trust property only at the termination of the trust and then only in the event that, at the termination of the trust, there are no living issue of such Stack Descendant shall be deemed to be zero.

                                    (C) For purposes of this Section 4.3(c)(ii):

                                             (1) the relationship of any person
that is derived by or through legal adoption shall be considered a natural relationship;

                                             (2) a minor who is a descendant of
a member of the Stack Family and for whom shares of Class B Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Permitted Holder and the custodian who is the record holder of such shares shall not be considered the Class B Permitted Holder of such shares;

                                             (3) an incompetent stockholder who
is a Class B Permitted Holder but whose shares are owned or held by a guardian or conservator shall be considered a Class B Permitted Holder of such shares and such guardian or conservator who is the holder of such shares shall not be considered the Class B Permitted Holder of such shares;

                                             (4) unless otherwise specified, the
term "person" means and includes natural persons, corporations, partnerships, unincorporated associations, firms, joint ventures, trusts and all other entities; and

                                             (5) except as provided in Section
4.3(c)(ii)(C)(2) and (3) above, for purposes of determining whether the holder of shares of Class B Common Stock is a Class B Permitted Holder, the record holder of such shares shall be considered the holder; provided, however, that if such record holder is a nominee, the holder for purposes of determining whether the holder of shares of Class B Common Stock is a Class B



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Permitted Holder shall be the first person in the chain of ownership of such share of Class B Common Stock who is not holding such share solely as a nominee.

                                    (D) At such time as a person ceases to be a
Class B Permitted Holder, any and all shares of Class B Common Stock held by such person at such time shall automatically convert into shares of Common Stock, provided that, no conversion shall occur upon the pledge of a Class B Permitted Holder's shares of Class B Common Stock to a financial institution.

                                    (iii) As promptly as practicable following
the surrender of a certificate representing shares of Class B Common Stock converted in the manner provided in Section 4.3(c)(i) or Section 4.3(c)(ii), as applicable, and the payment in cash of any amount required by the provisions of
Section 4.3(c)(vi), the Corporation will deliver or cause to be delivered at the office of the Transfer Agent, a certificate or certificates representing the number of full shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Upon the date any such conversion occurs, all rights of the holder of such shares as such holder shall cease, and the person or persons in whose name or names the certificates or certificates representing the shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock; provided, however, that if any conversion date occurs on any date when the stock transfer books of the Corporation shall be closed, the person or persons in whose name or names the certificate or certificates representing shares of Common Stock are to be issued shall be deemed the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which the stock transfer books are open.

                                    (iv) In the event of a reclassification or
other similar transaction as a result of which the shares of Common Stock are converted into another security, then a holder of Class B Common Stock shall be entitled to receive upon conversion the amount of such security that such holder would have received if such conversion had occurred immediately prior to the record date of such reclassification or other similar transaction. No adjustments in respect of dividends shall be made upon the conversion of any share of Class B Common Stock; provided, however, that if a share shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion thereof or the Corporation's default in payment of the dividend due on such date.

                                    (v) The Corporation covenants that it will
at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Common Stock that shall be issuable upon the conversion of all such outstanding shares of Class B Common Stock; provided that, nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of purchased shares of Common Stock which are held in the treasury of the Corporation. The Corporation covenants that if any shares of Common Stock require registration with or approval of any governmental authority



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under any federal or state law before such shares of Common Stock may be issued upon conversion, the Corporation will cause such shares to be duly registered or approved, as the case may be. The Corporation will use its best efforts to list the shares of Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange upon which the outstanding Common Stock is listed at the time of such delivery. The Corporation covenants that all shares of Common Stock that shall be issued upon conversion of the shares of Class B Common Stock will, upon issue, be validly issued, fully paid and non-assessable.

                                    (vi) The issuance of certificates for shares
of Common Stock upon conversion of shares of Class B Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

                                    (vii) When shares of Class B Common Stock
are converted into shares of Common Stock as provided herein (a) the authorized number of shares of Class B Common Stock shall be reduced by the number of shares of Class B Common Stock so converted so that such shares of Class B Common Stock so converted may not be reissued and (b) the authorized number of shares of Common Stock shall be increased by the number of shares of Common Stock issued upon conversion of the Class B Common Stock so converted.

                           (d) Restrictions on Issuance. The Corporation shall
not issue or sell any shares of Class B Common Stock or any securities (including, without limitation, any rights, options, warrants or other securities) convertible, exchangeable or exercisable into shares of Class B Common Stock other than (a) pursuant to options or other awards made to a Series B Permitted Holder pursuant to the Corporation's 2002 Stock Plan or any other stock plan adopted by the Board of Directors of the Corporation to provide additional incentives to employees of the Corporation or its subsidiaries and/or to non-employee members of the Board of Directors of the Corporation and (b) in connection with a transaction contemplated by Section 4.3(b) or 4.3(e). Any issuance or sale of shares of Class B Common Stock (or securities convertible into, or exchangeable or exercisable for, shares of Class B Common Stock) in violation of this Section 4.3(d) shall be null and void ab initio.

                           (e) Stock Splits. The Corporation shall not in any
manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of the Common Stock or Class B Common Stock unless the outstanding shares of both the Common Stock and Class B Common Stock shall be proportionately subdivided or combined.

                           (f) Options, Rights or Warrants

                                    (i) Except as provided in Section 4.3(d),
the Corporation shall not make any offering of options, rights or warrants to subscribe for shares of Class B Common Stock. If the Corporation makes an offering of options, rights or warrants to subscribe for shares


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of any class or classes of capital stock (other than Class B Common Stock) to all holders of either the Common Stock or Class B Common Stock then the Corporation shall simultaneously make an identical offering to all holders of the other class unless the holders of the other class, voting as a separate class, determine that such offering need not be made to such class. All such options, rights or warrants offerings shall offer the respective holders of Common Stock and Class B Common Stock the right to subscribe at the same rate per share.

                                    (ii) Subject to Section 4.3(c)(iv) and
4.3(i), the Corporation shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes at the time authorized (other than Class B Common Stock), such rights or options to have such terms and conditions, and to be evidenced by or in such instrument or instruments, as shall be approved by the Board of Directors.

                           (g) Mergers, Consolidation, Etc. In the event that
the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of the Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, and in such event, the shares of Common Stock and Class B Common Stock shall be exchanged for or changed into either (1) the same amount of stock, securities, cash and/or any other property, as the case may be, into which, or for which, each share of Common Stock is exchanged or changed; provided, however, that if shares of Common Stock are exchanged for or changed into shares of capital stock, such shares so exchanged for or changed into may differ to the extent and only to the extent that the Common Stock and the Class B Common Stock differ as provided herein or (2) if holders of Common Stock and Class B Common Stock are to receive different distributions of stock, securities, cash and/or any other property, an amount of stock, securities, cash and/or property per share having a value, as determined by an independent investment banking firm of national reputation selected by the Board of Directors, equal to the value per share into which, or for which, each share of the other class of stock is exchanged or changed.

                           (h) Liquidation Rights. In the event of any
dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provision for the holders of each series of Preferred Stock, if any, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of the shares of the Common Stock and the Class B Common Stock treated as a single class.

                           (i) No Preemptive Rights. Except as provided in
Section 4.3(f), the holders of shares of Common Stock and Class B Common Stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock.

                           (j) Restrictions on Transfer. No Class B Permitted
Holder may, directly or indirectly, sell, assign or otherwise transfer (collectively, "Transfer") any share of Class B Common Stock or any interest therein or any rights incident to ownership thereof to any

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other Class B Permitted Holder for consideration or value constituting a price greater than the then Market Price of the Common Stock. Any Transfer of shares of Class B Common Stock in violation of this Section 4.3(j) shall be null and void ab initio and the Corporation shall not register (or shall instruct the Corporation's transfer agent and registrar for such shares not to register) such Transfer and the purported transferor will continue to own such shares of Class B Common Stock and have all rights incident to ownership of such shares of Class B Common Stock. For purposes of this paragraph "Market Price" shall mean:

                                    (i) If the Common Stock is listed on any
established stock exchange or national market system reporting sales transactions, including, without limitation, the Nasdaq National Market, its Market Price shall be the mean between the highest and lowest selling prices for a share of the Common Stock as quoted on such exchange or system for the date of Transfer as reported in the Wall Street Journal (central edition ) or such other source as the Board of Directors deems reliable. If there are no sales quoted on such exchange or system for the date of the Transfer but there were sales quoted on such exchange or system with respect to dates within a reasonable period both before and after such date of Transfer, the Market Value shall be determined by taking a weighted average of the means between the highest and lowest sales prices quoted with respect to the nearest date before and the nearest date after the date of the Transfer as reported in the Wall Street Journal (central edition ) or such other source as the Board of Directors deems reliable. The average is to be weighted inversely by the respective numbers of trading days between the selling dates and the date of the Transfer. If there are no sales quoted on such exchange or system for the date of Transfer and there are no sales quoted on such exchange or system with respect to dates during a reasonable period before and after the date of Transfer, its Market Price shall be determined as the mean between bona fide bid and asked prices on the date of Transfer or, if there are no such bid and asked prices on the date of Transfer, by a weighted average of the means between the bona fide bid and asked prices on the nearest trading day before and the nearest trading day after the date of Transfer if such trading days are during a reasonable period before and after the date of Transfer.

                                    (ii) In the absence of a market for the
Common Stock within the meaning of (i), above, the Market Price thereof shall be determined in good faith by the Board of Directors.

                           (k) Legend. Each share of Class B Common Stock shall
contain the following legend, in addition to all other legends required by applicable federal or state law or by contract:

                           The securities represented by this certificate are subject to restrictions on transfer as provided in the Corporation's Amended and Restated Certificate of Incorporation (the "Charter"), as amended from time to time, a copy of which is on file with the secretary of the Corporation and (i) may not be transferred to any person other than a Class B Permitted Holder (as defined in the Charter) without being automatically converted into Common Stock of the Corporation or (ii) transferred at a price greater than the then applicable Market Price (as defined in the Charter) of the Common Stock. Prior to any transfer of any shares of Class B Common Stock represented by this certificate for value to a Class B Permitted

                           Holder, both the holder of this certificate and the purchaser (who shall be a Class B Permitted Holder) of the securities represented by this certificate shall certify in writing to the Corporation (in form and substance acceptable to the Corporation which certification shall provide evidence acceptable to the Corporation of the price at which the shares of Class B Common Stock represented by this certificate will be transferred and the then applicable Market Price of the Common Stock) that the shares of Class B Common Stock represented by this certificate will not be transferred at a price greater than the then applicable Market Price of the Common Stock.

                  4.4. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares provided that the aggregate number of shares issued and not canceled of any and all series shall not exceed the total number of shares of Preferred Stock hereinabove authorized. The Board of Directors is authorized, by resolution adopted and filed in accordance with law, to provide for the issue of such series of shares of Preferred Stock. Each series of shares of Preferred Stock: (a) may have such voting powers, full or limited, or may be without voting powers; provided, however, that, the Board of Directors may not issue any shares of Preferred Stock that have voting rights of more than one vote per share or that have the right as a class (or together with any other classes of Preferred Stock) to elect a majority of the Board of Directors; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative, at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (e) may, subject to Section 4.3(d), be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation or such other corporation or other entity at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series of Preferred Stock may be made dependant upon facts ascertainable outside of the resolution or resolutions provided for the issue of such Preferred Stock adopted by the Board of Directors pursuant to the authority vested in it by this
Section 4.4, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series of Preferred Stock is clearly and expressly set forth in the resolution or resolutions provided for the issue of such Preferred Stock. The term "facts" as used in the next preceding sentence shall have the meaning given to it in Section 151(a) of the General Corporation Law as in effect on the date hereof. Shares of Preferred Stock of any series that have been redeemed or repurchased by the Corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms shall be retired and have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may, upon the filing of an appropriate certificate with the Delaware Secretary of State, be reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

         5. Board of Directors.

                  5.1. Number of Directors. The number of Directors shall be such members as set forth or determined in the By-laws; provided that the number of Directors shall be not less than three nor more than 11. The use of the phrase "Entire Board" refers to the total number of directors in office, whether or not present at a meeting of the Board, but disregarding vacancies.

                  5.2. The Board of Directors shall be divided into three classes designated as Class A, Class B and Class C, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the annual meeting of stockholders in calendar 2003, the term of office of the Class A directors shall expire and Class A directors shall be elected for a full term of three years. At the annual meeting of stockholders in calendar 2004, the term of office of the Class B directors shall expire and Class B directors shall be elected for a full term of three years. At the annual meeting of stockholders in calendar 2005, the term of office of the Class C directors shall expire and Class C directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose term expire at such annual meeting. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. So long as any shares of Class B Common Stock are outstanding, any or all of the directors may be removed with or without cause by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes entitled to be cast at a meeting of the stockholders to elect directors. If no shares of Class B Common Stock are outstanding, directors may only be removed for cause by the stockholders. Elections of directors need not be by written ballot except and to the extent provided in the By-laws of the Corporation. No stockholder will be permitted to cumulate votes at any election of directors.

                  5.3. Powers of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors selected as provided by law and this Amended and Restated Certificate of Incorporation and the By-laws of the Corporation (the "By-laws"). In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to:

                           (a) adopt, amend, alter, change or repeal By-laws of
the Corporation; provided, however, that no By-law hereafter adopted shall invalidate any prior act of the Corporation that would have been valid if such new By-laws had not been adopted;

                           (b) subject to the By-laws as from time to time in
effect, determine the rules and procedures for the conduct of the business of the Board of Directors and the management and direction by the Board of Directors of the business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors, to elect, or authorize the appointment of, and empower officers and other agents of the Corporation, and to determine the time and place of, the notice requirements for, and the manner of conducting, Board meetings, as well as other notice requirements for, and the manner of taking, Board action; and

                           (c) exercise all such powers and do all such acts as
may be exercised or done by the Corporation, subject to the provisions of the General Corporation Law and this Amended and Restated Certificate of Incorporation and By-laws of the Corporation.

         6. Liability of Directors.

                  6.1. Limitation of Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law or (d) for any transaction from which the director derived any improper personal benefits. If the General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

                  6.2. Amendments. Any repeal or modification of Section 6.1 hereof by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         7. Indemnification.

                  7.1. To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or, at the request of the Corporation, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees, disbursements and other charges). Persons who are not directors or officers of the Corporation (or otherwise entitled to indemnification pursuant to the preceding sentence) may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Section 7.

                  7.2. The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the General Corporation Law, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

                  7.3. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 7 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Amended and Restated Certificate of Incorporation, the By-laws, any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

                  7.4. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 7 shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

                  7.5. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 7, the By-laws or under section 145 of the General Corporation Law or any other provision of law.

                  7.6. The provisions of this Section 7 shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Section 7 is in effect and any other person entitled to indemnification hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be, and shall be, legally bound. No repeal or modification of this Section 7 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

                  7.7. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 7 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

                  7.8. Any director or officer of the Corporation serving in any capacity of (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

                  7.9. Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Section 7 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

         8. Adoption, Amendment and/or Repeal of By-laws. The Board may from time to time adopt, amend or repeal the By-laws; provided, however, that any By-laws adopted or amended by the Board may be amended or repealed, and any By-laws may be adopted, by the stockholders of the Corporation by vote of the holders of shares of stock of the Corporation representing a majority of the votes entitled to be cast in the election of directors of the Corporation.

         9. Action by Stockholders. So long as there are shares of Class B Common Stock outstanding, the stockholders of the corporation entitled to take action on any matter may consent in writing to the taking of any such action without a meeting if the Corporation receives consents signed by stockholders having the minimum number of votes that would be necessary to approve the action of a meeting at which all shares of stock entitled to vote on the matter were present. At such time when there are no shares of Class B Common Stock outstanding, the stockholders of the Corporation entitled to take action on any matter may consent in writing to the taking of any such action without a meeting if, and only if, the Corporation receives consents signed by all stockholders entitled to vote on the matter.

         10. Section 203 of General Corporation Law. The Corporation hereby expressly elects not to be governed by Section 203 of the General Corporation Law.

         11. Amendment to Amended and Restated Certificate. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.


                                 ***************

         IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the President in Pittsburgh, Pennsylvania this 14th day of October, 2002.

                                       DICK'S SPORTING GOODS, INC.


                                       By: /s/ William J. Colombo
                                          -------------------------------------
                                           President



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